Exhibit 99.6

Prospectus Supplement

Interests in

BANKFINANCIAL AND SUBSIDIARIES

ASSOCIATE INVESTMENT PLAN

and

Offering of Up to 985,982 Shares of

BANKFINANCIAL CORPORATION

Common Stock

In connection with the conversion of BankFinancial MHC, Inc. from the mutual to the stock form of organization and the stock offering, BankFinancial Corporation is allowing participants in the BankFinancial and Subsidiaries Associate Investment Plan (the “Plan”) to invest all or a portion of their accounts in the common stock of BankFinancial Corporation (the “Common Stock”). Based upon the value of the Plan assets at June 30, 2004, the trustee of the Plan could purchase up to 985,982 shares of the Common Stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in the BankFinancial Corporation Stock Fund at the time of the conversion and stock offering.

The BankFinancial Corporation’s prospectus, dated                             , 2004, is attached to this prospectus supplement. It contains detailed information regarding the conversion and stock offering, BankFinancial Corporation common stock and the financial condition, results of operations and business of BankFinancial, F.S.B. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page          of the prospectus.

The interests in the Plan and the offering of the Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by BankFinancial Corporation of interests or shares of Common Stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of Common Stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. BankFinancial Corporation, BankFinancial, F.S.B. and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock shall under any circumstances imply that there has been no change in the affairs of BankFinancial, F.S.B. or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is                                 , 2004.

TABLE OF CONTENTS

THE OFFERING	i
Securities Offered	i
Election to Purchase Common Stock in the Offering:	i
Priorities	i
Value of Plan Assets	ii
Election to Purchase Common Stock in the Stock Offering	ii
Method of Directing Transfer	iii
Time for Directing Transfer	iii
Irrevocability of Transfer Direction	iii
Direction to Purchase Common Stock	iii
Voting Rights of Common Stock	iv
DESCRIPTION OF THE PLAN	1
Introduction	1
Eligibility and Participation	1
Contributions Under the Plan	2
Limitations on Contributions	2
Allocation of Contributions	3
Benefits Under the Plan	4
Withdrawals and Distributions from the Plan	4
Investment of Contributions and Account Balances	5
Performance History	6
Investment in Common Stock of BankFinancial Corporation	11
Administration of the Plan	11
Amendment and Termination	12
Merger, Consolidation or Transfer	12
Federal Income Tax Consequences	12
Additional Employee Retirement Income Security Act (“ERISA”) Considerations	14
Securities and Exchange Commission Reporting and Short-Swing Profit Liability	14
Financial Information Regarding Plan Assets	15
LEGAL OPINION	15

THE OFFERING
Securities Offered

BankFinancial Corporation is offering participation interests in the BankFinancial and Subsidiaries Associate Investment Plan (the “Plan”). The participation interests represent indirect ownership of BankFinancial Corporation’s common stock through the Plan. Assuming a purchase price of $10 per share, the Plan may acquire up to 985,982 shares of BankFinancial Corporation common stock in the offering. Only employees of BankFinancial, F.S.B. may become participants in the Plan. Your investment in the common stock of BankFinancial Corporation in the offering through the BankFinancial Corporation Stock Fund available under the Plan is subject to the purchase priorities contained in the Plan of Conversion and Reorganization of BankFinancial MHC, Inc.

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of BankFinancial, F.S.B. is contained in the attached prospectus. The address of the principal executive office of BankFinancial, F.S.B. is 15W060 North Frontage Road, Burr Ridge, Illinois 60527.

Election to Purchase Common Stock in the Offering: Priorities	In connection with the stock offering, you may elect to transfer all or part of your account balances in the Plan to the BankFinancial Corporation Stock Fund, to be used to purchase common stock issued in the offering. All Plan participants are eligible to direct a transfer of funds to the BankFinancial Corporation Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion and reorganization as follows: (1) eligible account holders, (2) tax-qualified employee benefit plans of BankFinancial, F.S.B., including the employee stock ownership plan and the Plan, (3) supplemental eligible account holders, and (4) other members. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on March 31, 2003. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on June 30, 2004. Other members are depositors as of , 2004 and borrowers as of January 1, 1999 whose borrowings remained outstanding as of , 2004. If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase shares of BankFinancial Corporation common stock in the subscription offering and you may use funds in the Plan account to pay for the shares of BankFinancial Corporation common stock which you are eligible to purchase. You may also be able to purchase shares of BankFinancial Corporation common stock in the subscription offering even though you are unable to purchase through subscription offering categories (1), (3) or (4) if BankFinancial, F.S.B. determines to allow the Plan to purchase shares through subscription offering category (2), reserved for its tax-qualified employee plans, including the employee stock ownership plan and the Plan. The trustee of the BankFinancial Corporation Stock Fund will purchase common stock in accordance with your directions. No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest-bearing account, pending the closing of the offering. At the close of the offering, and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase.

In the event the offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the Plan. The amount that cannot be applied to the purchase of common stock in the offering and any interest your account earned, pending investment in common stock, will be reinvested in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you fail to direct the investment of your account balances towards the purchase of any shares in connection with the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Value of Plan Assets	As of June 30, 2004, the market value of the assets of the Plan was approximately $10,027,409, of which approximately $9,859,822 is eligible to purchase common stock in the offering. The Plan administrator informed each participant of the value of his or her account balance under the Plan as of June 30, 2004.

Election to Purchase Common Stock in the Stock Offering	In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the BankFinancial Corporation Stock Fund. The trustee of the Plan will subscribe for BankFinancial Corporation common stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. In order to purchase shares in the offering through the Plan, you must purchase at least 25 shares in the offering through the Plan. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

Method of Directing Transfer	You will receive a Special Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to the BankFinancial Corporation Stock Fund for the purchase of stock in the offering, provided that you purchase at least 25 shares through the Plan. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering, you should indicate that decision on the Special Election Form. If you do not wish to make an election at this time, you do not need to take any action.

Time for Directing Transfer	If you wish to purchase common stock with your Plan account balances, you must return your Special Election Form to , a representative of the Plan administrator, BankFinancial, F.S.B., 15W060 North Frontage Road, Burr Ridge, Illinois 60527 no later than 12:00 Noon on , 2004. You may return your Special Election Form by mail or by faxing it to ( ) , so long as it is returned by the time specified.

Irrevocability of Transfer Direction	You may not change your special election to transfer amounts to the BankFinancial Corporation Stock Fund for the purchase of stock in the offering. Your election is irrevocable until after the offering has concluded. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds on a daily basis.

Direction to Purchase Common Stock	You will be able to purchase stock after the offering through your investment in the BankFinancial Corporation Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the BankFinancial Corporation Stock Fund. After the offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the BankFinancial Corporation Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of BankFinancial Corporation.

Voting Rights of Common Stock	The Plan provides that you may direct the trustee how to vote any shares of BankFinancial Corporation common stock held by the BankFinancial Corporation Stock Fund and credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise those rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

DESCRIPTION OF THE PLAN

Introduction

BankFinancial, F.S.B. established a profit sharing plan and trust effective July 1, 1993, originally known as the Financial Federal Trust & Savings Bank and Subsidiaries Employee Investment Plan, subsequently renamed the BankFinancial and Subsidiaries Associate Investment Plan, which was amended and restated effective January 1, 2002 (referred to as the “Plan”). The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

BankFinancial, F.S.B. intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. BankFinancial, F.S.B. will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan administrator c/o BankFinancial, F.S.B., 15W060 North Frontage Road, Burr Ridge, Illinois 60527. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

Effective July 1, 2002, you are eligible to participate in the Plan if you have completed 250 hours of service during your initial six months of employment with BankFinancial, F.S.B. and have attained age 21. For eligibility purposes, your years of service with Success Bancshares, Inc. or Success National Bank will be taken into account. You may begin participating in the Plan on January 1, April 1, July 1, or October 1 coinciding with or next following the date you have satisfied the eligibility requirements. Leased employees and certain nonresident aliens who have no earned income from sources within the United States are not eligible to participate in the Plan. The Plan year is January 1 to December 31 (the “Plan Year”).

As of June 30, 2004, there were approximately 434 employees, former employees and beneficiaries eligible to participate in the Plan and 351 employees participating by making elective deferral contributions.

Contributions Under the Plan

Employee Salary Deferrals. You are permitted to defer on a pre-tax basis up to 50% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, “compensation” means your total taxable compensation as reported on your Form W-2 (including amounts contributed pursuant to a salary reduction agreement and which are not includible in the gross income of the participant under Internal Revenue Code Sections 125, 132(f)(4) for Plan Years beginning after December 31, 2000, 402(e)(3), 402(h)(1)(B), 403(b) or 457(b), and employee contributions described in Internal Revenue Code Section 414(h)(2) that are treated as employer contributions). In 2004, the annual compensation of each participant taken into account under the Plan is limited to $205,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator once per calendar quarter.

Employer Matching Contributions. BankFinancial, F.S.B. may make discretionary matching contributions to the Plan equal to a uniform percentage of the amount of salary reduction you elect to defer, which percentage will be determined each year by BankFinancial, F.S.B. The matching contribution will be based on up to 5% of your payroll period compensation.

Qualified Non-Elective Contributions. BankFinancial, F.S.B. may also make a qualified non-elective contribution equal to a uniform percentage of your compensation determined each year on behalf of each non-highly compensated participant. You must be actively employed on the last day of the Plan Year to share in the qualified non-elective contribution for the year.

Discretionary Profit Sharing Contributions. BankFinancial, F.S.B. may make a discretionary profit sharing contribution. You must complete a Year of Service during the Plan Year and be actively employed on the last day of the Plan Year to share in the discretionary profit sharing contribution.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2004, the amount of your before-tax contributions may not exceed $13,000 per calendar year. This amount is increased in $1,000 increments through 2006 and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Effective as of January 1, 2002, if you are age 50 or older, you may elect to defer additional amounts (called “catch-up contributions”) to the Plan. The additional amounts may be deferred regardless of any other limitations on the amount that you may defer to the Plan. The maximum “catch-up contribution” that you can make in 2004 is $3,000. This amount will be increased by $1,000 each year, up to 2006, when the maximum catch-up contribution will be $5,000. After 2006, the maximum catch-up contribution may increase for cost-of-living adjustments.

Limits on Contributions to Your Account. Generally, the law imposes a maximum limit on the amount of contributions you may receive under the Plan. This limit applies to all contributions made by BankFinancial, F.S.B. on your behalf, all contributions you make to the Plan and any other amounts allocated to any of your accounts during the Plan Year, excluding earnings and any transfers/rollovers. For the year 2004, the maximum limit on annual additions that can be allocated to your account under this and all other deferred contribution plans maintained by BankFinancial, F.S.B. and its affiliates, in the aggregate, cannot exceed the lesser of $41,000 (as indexed) or 100% of your annual compensation (for this purpose, compensation includes your salary deferrals.)

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of BankFinancial Corporation at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $90,000 and, if BankFinancial Corporation so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Allocation of Contributions

BankFinancial, F.S.B.’s discretionary profit sharing contribution will be allocated to your account in the same proportion that your compensation in excess of the Social Security Taxable Wage Base (also called “excess compensation”) plus your compensation bears to the total “excess compensation” plus compensation of all eligible participants. However, the maximum amount which can be allocated to you in this first step is 5.7% of your “excess compensation” plus your compensation. If, after the first step of the allocation process, there still remains a portion of BankFinancial, F.S.B.’s discretionary profit sharing contribution which has not yet been allocated, then the remainder will be allocated to you in the same proportion that your compensation bears to the total compensation of all participants.

In the event BankFinancial, F.S.B. maintains two or more plans providing for an allocation or benefit in excess of a portion of your compensation, then the allocation above may be adjusted. The Plan administrator will notify you if your allocation is affected. For any short Plan Year, the Social Security Taxable Wage Base will be prorated. These contributions will vest according to the vesting schedule.

In addition to BankFinancial, F.S.B.’s contributions to your account, your account will be credited annually with a share of the investment earnings or losses of the trust fund.

Benefits Under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in your salary deferrals and in the employer’s qualified non-elective contributions made to the Plan. To earn a Year of Service, you must be credited with at least 500 hours of service during any Plan year. Other employer contributions vest in accordance with the following schedule:

Years of Service	Percentage
2	25%
3	50%
4	75%
5	100%

However, an employee who has completed three years of service as of February 25, 2003 may elect to have his vested percentage determined under the vesting schedule in effect prior to the amendment and restatement of the Plan. The prior vesting schedule is as follows:

Years of Service	Percentage
1	0%
2	0%
3	100%

Withdrawals and Distributions from the Plan

Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant’s termination of employment with BankFinancial, F.S.B. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 ½, regardless of whether such a withdrawal occurs during his or her employment with BankFinancial, F.S.B. or after termination of employment.

Retirement Benefits. You will be entitled to all your accounts under the Plan when you reach your normal retirement age (age 65). You may also remain employed past your normal retirement age and retire instead on your late retirement date. You will be entitled to all your accounts under the Plan on your late retirement date.

Termination of Employment Prior to Retirement Age. If you terminate employment for reasons other than death, disability or retirement, you will be entitled to receive only the vested percentage of your account balance.

Disability Benefits. If you become disabled while a participant, you will be entitled to 100% of your account balance. Payment of your disability benefits will be made to you as if you had retired.

Death Benefits. If you die while in the employ of BankFinancial, F.S.B., your entire account balance will be used to provide your beneficiary with a death benefit. If you terminate employment with BankFinancial, F.S.B. and subsequently die, your beneficiary will be entitled to the vested percentage of your remaining account balance at the time of your death.

In-Service Distributions. Generally, you may receive a distribution from the Plan prior to your termination of employment if you satisfy certain conditions. You may be entitled to receive a pre-retirement distribution if you have reached age 59 ½ and are 100% vested in the account from which such distribution is made.

Hardship Withdrawal. If you satisfy certain conditions, the Plan administrator may direct the Plan trustee to distribution up to 100% of your account balance attributable to your salary reduction election in the event of a financial hardship.

Loans. Plan participants may obtain loans from their accounts, provided they satisfy certain requirements. Loans are limited to the lesser of $50,000, reduced by the excess, if any, of the participant’s highest outstanding balance of loans from the Plan during the one-year period prior to the date of the loan over the participant’s current outstanding balance of loans, or half of the participant’s vested account balance. No loan will be made in an amount less than $1,000 nor will any loan be made if a prior loan is currently outstanding.

Form of Benefit Payment. All distributions from the Plan will be made in a lump-sum payment in cash directly to you, as a rollover, or in a combination with a partial distribution to you and the remainder rolled over. If your vested benefit under the Plan exceeds $5,000, you must consent to the distribution. If your vested benefit under the Plan does not exceed $5,000, your benefit must be distributed to you as soon as possible following the event that entitles you to a distribution.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”) which is administered by the trustee appointed by BankFinancial, F.S.B.’s Board of Directors. BankFinancial, F.S.B. has established procedures to permit you do direct the investment of contributions made by you or on your behalf to the Plan. These are called “Participant Direction Procedures.” You should request a copy of these Procedures from the Administrator.

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:

1.	Janus Aspen Series Mid Cap Growth Portfolio

2.	AIM V.I. Premier Equity Fund

3.	Fidelity VIP Growth Portfolio

4.	ING UBS U.S. Large Cap Equity Portfolio

5.	AIM V.I. Core Equity Fund

6.	ING VP Growth and Income Portfolio

7.	Janus Aspen Series Balanced Portfolio

8.	ING VP Bond Portfolio

9.	ING Fixed Account

10.	ING VP Money Market Portfolio

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the BankFinancial Corporation Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the [Money Market Fund] until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

Performance History

The following table provides performance data with respect to the investment funds available under the Plan through June 30, 2004:

FUND RETURNS THROUGH JUNE 30, 2004

Stock Funds	Monthly Return	Year to Date	Last 12 Months	5 Calendar Years Annualized	10 Calendar Years Annualized
Janus Aspen Series Mid Cap Growth Portfolio	2.59%	8.11%	25.26%	-6.16%	8.98%
AIM V.I. Premier Equity Fund	2.03%	0.86%	13.88%	-6.26%	8.08%
Fidelity VIP Growth Portfolio	1.54%	1.07%	17.87%	-4.43%	10.00%
ING UBS U.S. Large Cap Equity Portfolio	2.28%	3.91%	16.38%	-4.05%	0.90	%(1)
AIM V.I. Core Equity Fund	1.81%	3.72%	17.31%	-3.95%	9.11%
ING VP Growth and Income Portfolio	2.04%	2.82%	17.42%	-5.87%	7.14%
Janus Aspen Series Balanced Portfolio	1.43%	1.56%	8.61%	2.09%	11.05%
ING VP Bond Portfolio	0.57%	0.15%	0.92%	6.23%	6.64%
ING Fixed Account	0.29%	1.85%	4.11%	5.14%	5.54%
ING VP Money Market Portfolio	0.02%	0.10%	0.26%	2.69%	3.81%

(1)	ING UBS U.S. Large Cap Equity/American Century VP Cap Apr was “folded into” this fund. This 0.90% figure represents appreciation since the Fund’s inception on November 28, 1997.

The following is a description of each of the Plan’s investment funds (grouped together by type):

AGGRESSIVE GROWTH

Funds in this category carry the highest relative risk rating of “Aggressive.” Small cap, mid cap and “specialty” funds are in this category, employing investment styles of growth, value or “blend.” These funds seek capital appreciation by investing primarily in stocks of small-and medium-sized companies. Generally, these companies are striving to develop new products or markets and have above-average earnings growth potential. Because of their smaller size, they may face greater business risk, and investments in these funds generally carry much higher risk than other domestic equity funds. “Specialty” or “sector” funds invest in stocks of companies in a particular industry. This narrow focus can significantly increase the risk and volatility of such funds.

•	Janus Aspen Series Mid Cap Growth Portfolio This Fund contains a diversified Portfolio that seeks long-term growth of capital by investing primarily in common stocks selected for their growth potential and by normally investing at least 80 percent of its equity assets in medium-sized companies. The portfolio manager applies a “bottom up” approach in choosing investments that identifies individual companies with earnings growth potential that may not be recognized by the market at large. Since this fund may invest substantially all of its assets in common stocks, the main risk is that the value of the stocks it holds might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. Performance may also be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities (high-yield/high-risk bonds or “junk” bonds) or companies with relatively small market capitalizations.

Note: The Fund Manager will no longer be investing in this Fund effective on or about December 3, 2004. Your Plan Sponsor will decide by November 1, 2004 to: (i) invest the assets in this Fund in the substitute fund selected by the Fund Manager - ING T.Rowe Price Diversified Mid Cap Growth Portfolio (a fund similar in risk/return characteristics with an identical expense ratio); (ii) transfer the assets of this Fund into other funds currently available under the Plan; or (iii) add another funding option from the list of Funds currently offered to the Plan by the Fund Manager.

GROWTH

Funds in this category can have a relative risk rating of “Moderate” or “Aggressive.” Funds with fewer holdings and a relatively narrow focus merit the risk level of “Aggressive.” Overall, these funds invest primarily in stocks of larger U.S. companies, employing an investment style of growth, value or “blend.” The funds seek long-term growth of capital. Funds emphasizing growth stocks will typically have higher price/earnings ratios and make little or no dividend payments. Large capitalization companies tend to be more established, with lower relative volatility, than more aggressive small- and mid-cap stock funds.

•	AIM V.I. Premier Equity Fund The fund seeks to achieve long-term growth of capital with income as a secondary objective by investing, normally, at least 80 percent of its net assets, plus the amount of any borrowings for investment purposes, in equity securities, including convertible securities. The Fund may also invest in preferred stocks and debt instruments that have prospects for growth of capital. The principal risks of this Fund include the fluctuation of the price of securities due to several factors including the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity.

•	Fidelity VIP Growth Portfolio This Fund seeks to achieve capital appreciation though primarily investing in common stocks of companies that it believes have above-average growth potential (may include both domestic and foreign stock). Risks to which the Fund is subjected include stock market volatility, foreign exposure, issuer-specific changes, and “growth” investing.

•	ING UBS U.S. Large Cap Equity Portfolio This Fund seeks long-term growth of capital and future income by investing at least 80 percent of its net assets in U.S. equity securities, including dividend-paying securities, common stock, and preferred stock. The Fund generally emphasized large capitalization stocks, but may also include small and intermediate capitalization stocks. The Fund is subject to a variety of risks including active or frequent trading risks, derivatives risks, market and company risks, over the counter risks, small and mid-capitalization risks, and stock risks.

GROWTH & INCOME (STOCKS)

Funds in this category have a relative risk rating of “Moderate.” Funds seek long-term growth of capital or a combination of growth and income by investing primarily in stocks of larger, mature companies. The investment styles exhibited are value and “blend.” Stocks are selected for price appreciation and for the value of the current income provided through dividends. These funds generally exhibit a lower level of price volatility, due to the types of companies they favor, such as those able to pay dividends.

•	AIM V.I. Core Equity Fund This Fund seeks growth of capital by investing at least 80 percent of its net assets in equity securities including convertible securities, of established companies that have long-term above-average growth in earning, and growth companies that the Fund managers believe have the potential above-average growth in earnings. Risks associated with this Fund include the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions, and market liquidity.

•	ING VP Growth and Income Portfolio This fund seeks to maximize capital appreciation and investment income through investments in a diversified portfolio of common stocks and securities convertible into common stock. Under normal market conditions this Fund invests at least 65 percent of its total assets in common stocks that the Fund’s subadviser believes have significant potential for capital appreciation or income growth or both. The principal risks of this Fund include market volatility and sensitivity to interest rates, especially for stocks of medium-sized and smaller companies.

GROWTH & INCOME (STOCKS & BONDS)

Funds in this category have a relative risk rating of “Moderate.” These funds seek to “balance” growth of principal and current income by investing in a combination of stocks and bonds – generally in a 60/40 proportion. The investment style used here is called “domestic hybrid.” Some funds have fixed asset allocations and others allow managers discretion to allocate between equities and bonds, depending on their view of return and risk.

•	Janus Aspen Series Balanced Portfolio This Fund seeks long-term capital growth, consistent with preservation of capital and balanced by current income by normally invests 40-60 percent of its assets in securities selected primarily for their growth potential and 40-60 percent of its assets in securities selected primarily for their income potential. In addition, the Fund normally invests at least 25 percent of its assets in fixed-income senior securities. A “bottom up” approach in choosing investments is used and identifies individual companies with earnings growth potential that may not be recognized by the market at large. Because the Fund may invest a significant portion of its assets in common stocks, the main risk is that the value of the stocks it holds might decrease in response to the activities of an individual company or in response to general market and/or economic conditions.

Note: The Fund Manager will no longer be investing in this Fund effective on or about December 3, 2004. Your Plan Sponsor will decide by November 1, 2004 to: (i) invest the assets in this Fund in the substitute fund selected by the Fund Manager – ING Van Kampen Equity and Income Portfolio (a fund similar in risk/return characteristics with an identical expense ratio); (ii) transfer the assets of this Fund into other funds currently available under the Plan; or (iii) add another funding option from the list of Funds currently offered to the Plan by the Fund Manager.

INCOME

Funds in this category run the spectrum of relative risk from “Conservative” to “Moderate” to “Aggressive.” Risk is assessed in relative terms among fixed income instruments, not in relation to more volatile equities. Investors here are primarily seeking income or growth of income, with less emphasis on capital appreciation. Aggressive fixed-income funds are those that may have significant investments in below-investment grade bonds (“junk bonds”) or bonds of foreign issuers. The investment style for such funds would be high yield or international bond. Funds with a “Moderate” risk evaluation can invest in investment grade corporate bonds, mortgages, government bonds and, to a lesser degree, preferred stock, foreign or convertible bonds. Conservative funds are short-term bond funds focusing solely on Treasury Bills and other highly-rated, short-term (e.g. 90 day) securities.

•	ING VP Intermediate Bond Portfolio This Fund seeks to maximize total return consistent with reasonable risk, through investments in a diversified portfolio consisting primarily of investment grade bonds, and debt securities. It is anticipated that capital appreciation and investment income will both be major factors in achieving total return. Under normal market conditions, the Fund will invests at least 80 percent of its assets in a portfolio of bonds, including but not limited to corporate, government and mortgage bonds, which, at the time of investment, are rated investment grade (for example, rated at least BBB by Standard & Poor’s Rating Group or Baa by Moody’s Investors Service, Inc.) or have an equivalent rating by a nationally recognized statistical rating organization, or of comparable quality if unrated. This Fund’s principal risks include those generally attributable to debt investing such as sensitivity to rising interest rates, length of maturity, and issuer default.

STABILITY OF PRINCIPAL

Funds here will have a relative risk rating of “Conservative.” Funds are invested in conservative investment options that seek – but not necessarily guarantee – to hold the principal value of an investment stable through all market conditions. These options may credit a stated rate of return or minimum periodic interest rate that may vary. Dividend rates and income levels fluctuate with market conditions and are not guaranteed. These investment options, including money market portfolios, are neither insured nor guaranteed by the U.S. government.

•	ING Fixed Account The primary objective of this Fund is the stability of principal. The Fund guarantees a minimum rate of interest. Once the rate is credited, the interest becomes part of the principal and the investment increases through compound interest.

•

ING VP Money Market Portfolio This Fund seeks to provide high current return, consistent with preservation of capital and liquidity, through investment in high-quality money market instruments, including high-quality fixed income securities denominated in U.S. dollars, with short remaining maturities. While the risks associated with this

Fund are relatively low, they nevertheless include a weak economy, strong equity markets, and changes by the Federal Reserve and its monetary policies.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Investment in Common Stock of BankFinancial Corporation

In connection with the conversion and stock offering, the Plan now offers the BankFinancial Corporation Stock Fund as an additional choice to these investments options. The BankFinancial Corporation Stock Fund invests primarily in the common stock of BankFinancial Corporation. In connection with the stock offering, you may direct the trustee to invest up to 100% of your Plan account in the BankFinancial Corporation Stock Fund as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your payroll deduction contributions in the BankFinancial Corporation Stock Fund. Subsequent to the stock offering, you may also elect to transfer into the BankFinancial Corporation Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

The BankFinancial Corporation Stock Fund consists primarily of investments in the common stock of BankFinancial Corporation. After the stock offering, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the BankFinancial Corporation Stock Fund, including cash dividends paid on the Common Stock held in the fund, to purchase additional shares of common stock of BankFinancial Corporation.

As of the date of this prospectus supplement, none of the shares of BankFinancial Corporation common stock have been issued or are outstanding and there is no established market for BankFinancial Corporation common stock. Accordingly, there is no record of the historical performance of the BankFinancial Corporation Stock Fund. Performance of the BankFinancial Corporation Stock Fund depends on a number of factors, including the financial condition and profitability of BankFinancial Corporation and BankFinancial, F.S.B. and market conditions for BankFinancial Corporation common stock generally.

Investments in the BankFinancial Corporation Stock Fund involve special risks common to investments in the common stock of BankFinancial Corporation.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page          of the attached prospectus.

Administration of the Plan

The Trustee and Custodian. The trustee of the Plan is ING National Trust. ING National Trust serves as trustee for all the investments funds under the Plan, provided, however, that during the offering period for BankFinancial Corporation common stock,                      will

serve as the trustee of the BankFinancial Corporation Stock Fund. Following the offering period, ING National Trust will also serve as the trustee of the BankFinancial Corporation Stock Fund.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is BankFinancial, F.S.B., Attention: Patricia M. Smith, 15W060 North Frontage Road, Burr Ridge, Illinois 60527, telephone number (630) 242-7062. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of BankFinancial, F.S.B. to continue the Plan indefinitely. Nevertheless, BankFinancial, F.S.B. may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. BankFinancial, F.S.B. reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that BankFinancial, F.S.B. may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

BankFinancial, F.S.B. will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by BankFinancial, F.S.B. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by BankFinancial, F.S.B., which is included in the distribution.

BankFinancial Corporation Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes BankFinancial Corporation common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to BankFinancial Corporation common stock; that is, the excess of the value of BankFinancial Corporation common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of BankFinancial Corporation common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of BankFinancial Corporation common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of BankFinancial Corporation common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of BankFinancial Corporation common stock. Any gain on a subsequent sale or other taxable disposition of BankFinancial Corporation common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as BankFinancial, F.S.B., the Plan administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in BankFinancial Corporation common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as BankFinancial Corporation. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of BankFinancial Corporation, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the change occurs, or annually on a Form 5 within 45 days after the close of BankFinancial Corporation’s fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock through the BankFinancial Corporation Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of BankFinancial Corporation generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by BankFinancial Corporation of profits realized by an officer, director or any person beneficially owning more than 10% of

BankFinancial Corporation’s common stock resulting from non-exempt purchases and sales of BankFinancial Corporation common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the BankFinancial Corporation stock fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at                                      , 200    , are attached to this prospectus supplement.

LEGAL OPINION

The validity of the issuance of the Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to BankFinancial, F.S.B. in connection with BankFinancial Corporation’s stock offering.

BANKFINANCIAL AND SUBSIDIARIES

Associate Investment Plan

Statement of Net Assets Available for Benefits as of                                      , 200

                        , 200

	Beginning of Year		End of Year
Assets	$		$
Investments	$		$
Liabilities		$—		$—

Net Assets Available for Plan Benefits	$		$

BANKFINANCIAL AND SUBSIDIARIES

Associate Investment Plan

Statement of Changes in Net Assets Available For Plan Benefits

                             , 200

Investment Income	$
Investment Expense	$
Investment Expense	$
Net Investment Income	$
Contributions	$

Total Additions	$
Benefits paid:
Withdrawals	$
Increase in Net Assets	$
Net Assets Available for Plan
Benefits: Beginning of Year	$

End of Year	$